SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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         14a-6(e)(2))
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[  ]     Soliciting Material Pursuant toss. 240.14a-12

                               VISX, Incorporated

                (Name of Registrant as Specified In Its Charter)

        Carl C. Icahn, Barberry Corp. and High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[  ]     Fee paid previously with preliminary materials.

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         On April 26, 2001, Mr. Icahn issued a press release, which press release is attached hereto as Exhibit 1.






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                                                                       Exhibit 1

                              FOR IMMEDIATE RELEASE


  ICAHN REPEATS HIS DEMAND THAT VISX MANAGEMENT AGREE TO PUT THE BEST OFFER OF $32 PER SHARE OR HIGHER FROM ANY QUALIFIED BIDDER TO A VOTE OF VISX SHAREHOLDERS


New York, New York April 26, 2001. Carl C. Icahn, having reviewed the latest press release by VISX management observed, "VISX management continues to be disingenuous in its actions and public statements. In my view, management's most recent statement reflects the same reprehensible approach as was evidenced in their April 12, 2001 earnings press release, which I found to be vague and confusing at best. Management understands that my proposal contemplates the conduct of due diligence but the form of confidentiality agreement they have provided to me would likely make a tender offer impossible by preventing me from making disclosures that may be necessary in a tender offer. Management is also well aware that my prior statements contemplated a cash merger not a tender offer and that financing a merger is quite different from financing a tender offer. In an "LBO", such as a financed all cash merger, commercial lenders desire to secure their loans with a lien on a company's assets. A tender offer does not allow this. These financing requirements are well known to VISX management and its financial advisors."

Mr. Icahn stated, "I call upon VISX to stop the confusing verbal jousting and simply agree with me to submit to a vote of shareholders the best offer of $32 per share or higher from any qualified bidder. As I have said before, I believe that a clear commitment by VISX may move the auction process forward. Today's ploy by VISX does not advance that process."



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                    Contact: Susan Gordon at (212) 702-4309.










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